EXHIBIT 10.06

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) dated March 3, 2014 (the “Reference Date”) is entered into by and between HINES VAF NO CAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”), and PROOFPOINT, INC., a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated March 28, 2011 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated July 28, 2011 by and between Landlord and Tenant (collectively, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) comprised of (a) approximately 51,217 rentable square feet consisting of the entire building located at 892 Ross Drive, Sunnyvale, California (the “892 Ross Drive Premises”), and (b) approximately 23,121 rentable square feet consisting of the entire second (2nd) floor of the building located at 888 Ross Drive, Sunnyvale, California (“888 Ross Drive Second Floor Premises”), for a total of 74,338 rentable square feet. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this Second Amendment to amend the Lease in order to, among other things, (a) expand the Original Premises leased by Tenant under the Lease to include certain additional premises (the “888 Ross Drive First Floor Premises”) consisting of approximately 21,219 rentable square feet consisting of the entire first (1st) floor of the 888 Ross Drive Building; (b) extend the Term of the lease of the Expanded Premises (as defined below) for an additional sixty-six (66) month period; (c) provide for the Rent to be paid by Tenant for the Expanded Premises; and (d) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2.Expansion of the Premises. Commencing on May 1, 2014 (the “Expansion Commencement Date”), the Premises shall be expanded to include the 888 Ross Drive First Floor Premises, as shown on the site plan attached hereto as Exhibit A and incorporated herein by this reference. Therefore, the Lease is hereby amended such that, from and after the Expansion Commencement Date, all references in the Lease to the “Premises” shall mean and refer to the entirety of the space in the Original Premises and the 888 Ross Drive First Floor Premises, which is approximately ninety five thousand five hundred fifty seven (95,557) rentable square feet (the entirety of such space is referred to herein as the “Expanded Premises”). Effective as of the Expansion Commencement Date, (i) all references in Section 11.2(d) and (e) of the Original Lease to the 888 Ross Drive Building and the 888 Ross Drive Second Floor Premises are hereby deleted, and (ii) subsections (f) and (h) of Section 11.2 of the Original Lease are hereby deleted in their entirety and of no further force or effect.

3.Extension of Term. Landlord and Tenant acknowledge that the Term expires according to its terms on June 30, 2014. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Expiration Date of the Lease shall be extended such that the Lease shall terminate on December 31, 2019 (the “New Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from the Expansion Commencement Date through the New Expiration Date shall be referred to herein as the “Expanded Premises Term.”

4.Base Rent. Notwithstanding anything in the Lease to the contrary and in addition to paying all Additional Rent due under the Lease, Tenant shall pay monthly Base Rent for the Expanded Premises during the Expanded Premises Term according to the following schedules:

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(a)Original Premises:
Monthly Base Rent
Period    Per RSF (Approx.)    Monthly Base Rent
May 1, 2014 – June 30, 2014    $1.15    $85,488.70
July 1, 2014 – June 30, 2015*    $2.00    $148,676.00
July 1, 2015 – June 30, 2016    $2.06    $153,136.28
July 1, 2016 – June 30, 2017    $2.12    $157,730.37
July 1, 2017 – June 30, 2018    $2.19    $162,462.28
July 1, 2018 – June 30, 2019    $2.25    $167,336.15
July 1, 2019 – December 31, 2019    $2.32    $172,356.23
*Subject to the abatement of monthly Base Rent for the first, six (6) months after July 1, 2014 for the Original Premises as set forth in Section 5 below.

(b)888 Ross Drive First Floor Premises:

Monthly Base Rent
Period    Per RSF (Approx.)    Monthly Base Rent
May 1, 2014 – April 30, 2015*    $2.00    $42,438.00
May 1, 2015 – April 30, 2016    $2.06    $43,711.14
May 1, 2016 – April 30, 2017    $2.12    $45,022.47
May 1, 2017 – April 30, 2018    $2.19    $46,373.15
May 1, 2018 – April 30, 2019    $2.25    $47,764.34
May 1, 2019 – December 31, 2019    $2.32    $49,197.27
*Subject to the abatement of monthly Base Rent for the first, six (6) months after the Expansion Commencement Date for the 888 Ross Drive First Floor Premises as set forth in Section 5 below.

5.Six (6) Months Abatement of Monthly Base Rent for the Original Premises and the 888 Ross Drive First Floor Premises. Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant hereby agree that (a) for the six (6) month period commencing on July 1, 2014 and ending on December 31, 2014, the monthly Base Rent for the Original Premises due hereunder shall be abated (i.e., $148,676.00 per month), and (b) for the six (6) month period commencing May 1, 2014 and ending on October 31, 2014, the monthly Base Rent for the 888 Ross Drive First Floor Premises due hereunder shall be abated (i.e., $42,438.00 per month); provided, that (i) at no time is Tenant in default under the Lease beyond any applicable notice and cure period, and (ii) Tenant agrees that notwithstanding the foregoing six (6) months abatement (each such calendar month, an “Abatement Month”) of monthly Base Rent for the Original Premises and the 888 Ross Drive First Floor Premises, Tenant shall observe and perform all of the other terms, covenants and provisions set forth in the Lease during such abatement period, including without limitation, payment of all other monetary obligations required to be paid by Tenant under the Lease, including, but not limited to, Tenant’s obligation to pay Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses for the Expanded Premises.

6.Tenant’s Share for the Expanded Premises. Effective as of the Expansion Commencement Date, Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs and Utility Expenses set forth in the Basic Lease Information of the Lease shall be adjusted to reflect the Expanded Premises as follows:

“Tenant’s Share of Operating Expenses (¶6.1):    100% of the 892 Ross Drive Building;
100% of the 888 Ross Drive Building; and
68.51% of the Park
Tenant’s Share of Tax Expenses (¶6.2):        68.51% of the Park
Tenant’s Share of Common Area
Utility Costs (¶7.2):                    100% of the 892 Ross Drive Building;
100% of the 888 Ross Drive Building; and
68.51% of the Park
Tenant’s Share of Utility Expenses (¶7.1):        100% of the 892 Ross Drive Building; and

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100% of the 888 Ross Drive Building”

Effective as of the date of Substantial Completion of the HVAC Work (as defined below), subsection (xiii) of Section 6.1.2 of the Original Lease is hereby amended to remove the cost of customary capital repairs and replacements to the roof membrane and heating, ventilation and air-conditioning systems as exclusions to Operating Expenses. Any such costs incurred after the date of completion of the HVAC Work shall be included in Operating Expenses, provided that in no event shall Operating Expenses include the cost of any repairs to the roof membrane arising from the HVAC Work.

7.Condition of the Expanded Premises.

(a)    Tenant Improvements. The Tenant Improvements (as defined in the Tenant Work Letter attached as Exhibit B to this Second Amendment) to the Expanded Premises shall be installed and constructed in accordance with the terms of the Tenant Work Letter (the “Work Letter”) attached hereto as Exhibit B and made a part hereof. If any improvements, alterations or work are required under provisions of the ADA due to the Tenant Improvements or the Building Systems Improvements (as defined in Exhibit B), such improvements, alterations or work shall be deemed Tenant ADA Work and the cost of such Tenant ADA Work shall be borne solely by Tenant (subject to the Tenant Improvement Allowance and the Building Systems Allowance) and shall not be included as part of the Operating Expenses. Tenant acknowledges that it has been and continues to be in possession of the Original Premises and is familiar with the condition of the Original Premises. Except as expressly provided in this Second Amendment, Tenant hereby agrees that the 888 Ross Drive First Floor Premises shall be taken “as is”, “with all faults”, “without any representations or warranties.” Tenant hereby acknowledges that it has had an opportunity to investigate and inspect the condition of the 888 Ross Drive First Floor Premises and the suitability of same for Tenant’s purposes, and Tenant does hereby waive and disclaim any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited because of the condition of the 888 Ross Drive First Floor Premises, the 888 Ross Drive Building or the Park or the suitability of same for Tenant’s purposes. Tenant acknowledges that, except as expressly set forth otherwise in the Lease, as amended by this Second Amendment, neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the 888 Ross Drive First Floor Premises, the Original Premises, the 888 Ross Drive Building, the 892 Ross Drive Building or the Park or with respect to the suitability of either for the conduct of Tenant’s business and Tenant expressly warrants and represents that Tenant has relied solely on its own investigation and inspection of the 888 Ross Drive First Floor Premises, the Building and the Park in its decision to enter into this Second Amendment and let the 888 Ross Drive First Floor Premises in an “as is” condition. No promise of Landlord to alter, remodel, repair, or improve the 888 Ross Drive First Floor Premises, the Original Premises, the Building, or the Park, and no representation, express or implied, respecting any matter or thing relating to the 888 Ross Drive First Floor Premises, Original Premises, Building, Park, or this Second Amendment (including, without limitation, the condition of the 888 Ross Drive First Floor Premises, the Original Premises, the Building, or the Park) has been made to Tenant by Landlord or its broker or sales agent other than as may be contained in the Lease and as set forth in Section 7(b) below.

(b)    Landlord’s Work. At Landlord’s sole cost and expense using new Building standard materials and in compliance with all applicable laws and code requirements, Landlord shall perform the following work in the 888 Ross Drive Building (collectively, “Landlord’s Work”): (a) replace the two (2) existing heating, ventilation and air-conditioning (“HVAC”) units located on the roof of the 888 Ross Drive Building identified as AC-1 (Model No. SXHCC7540G78A99D3A01NT; Rating 75; Serial Number J88D71270) and AC-2 (Model No. SXHCC6040G67A89D3A01NT; Rating 60; Serial Number J88D71271) (collectively, the “Existing HVAC Units”) with new HVAC units to provide heating and cooling to the 888 Ross Drive Building with not less than the aggregate existing cooling and heating capacity of the Existing HVAC Units (the “HVAC Work”), and (b) remove the following specialized improvements currently existing in the 888 Ross Drive First Floor Premises (collectively, the “Demolition Work”): (i) R&D laboratory/clean room, (ii) shipping/receiving rooms, (iii) machine shop, (iv) storage rooms located on the north east corner of the 888 Ross Drive First Floor Premises, and (v) existing data cabling. Landlord shall complete the HVAC Work as soon as commercially practicable after the mutual execution and delivery of this Second Amendment. Tenant acknowledges that there is an approximately 90 to 120 day time period to order and receive shipment of the new HVAC units. If for any reason other than a delay caused by Tenant

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(including any delay caused by Tenant’s construction of the Tenant Improvements and Building Systems Improvements) the Substantial Completion of the Demolition Work has not been completed prior to May 1, 2014, the Expansion Commencement Date shall be delayed for each day after May 1, 2014 until Substantial Completion of the Demolition Work has occurred; provided, however, that if Substantial Completion of the Demolition Work has not occurred by June 1, 2014 (as such date shall be extended for delays caused by Tenant or force majeure), then for each day thereafter until Substantial Completion has occurred, Tenant shall be entitled, in addition to the abatement of monthly Base Rent provided in Section 4(b) above, to one (1) day of abatement of Base Rent for the 888 Ross Drive First Floor Premises. For purposes of this Second Amendment, “Substantial Completion” of the Demolition Work shall occur upon the completion of the Demolition Work, notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant’s use of the 888 Ross Drive First Floor Premises remain to be performed (items normally referred to as “Punch List Items”). Within five (5) business days after Landlord notifies Tenant of the Substantial Completion of the Demolition Work, Tenant shall notify Landlord in writing of all defects or deficiencies alleged by Tenant to exist in the Demolition Work, including, without limitation, all Punch List Items. Any defects or deficiencies in the Demolition Work not described in a written notice given to Landlord by Tenant within such period shall be deemed waived. Any defects or deficiencies cited by Tenant in such written notice delivered by Tenant within such period shall be corrected by Landlord within a reasonable time thereafter. Punch List Items shall not include any damage caused in connection with Tenant’s move-in or early access to the 888 Ross Drive First Floor Premises or construction of the Tenant Improvements pursuant to this Second Amendment. Any improvements, alterations or work required under the provisions of the ADA solely due to the Landlord’s Work, including the Demolition Work, shall be borne solely by Landlord without right of reimbursement from Tenant as Operating Expenses or otherwise.

(c)    Hazardous Materials. Landlord hereby reaffirms its indemnity made in Section 27.5 of the Original Lease and agrees that it applies to the 888 Ross Drive First Floor Premises. Notwithstanding anything in the Lease to the contrary, Tenant shall not be responsible for any Hazardous Materials existing on the 888 Ross Drive First Floor Premises as of the date possession of the 888 Ross Drive First Floor Premises is delivered to Tenant.

8.Letter of Credit.

(a)    Within five (5) days after Tenant’s execution of this Second Amendment, Tenant shall deliver to Landlord, as collateral for the full and faithful performance by Tenant of all of its obligations under the Lease and to compensate Landlord for all losses and damages Landlord may suffer as a result of any default, beyond any applicable notice and cure period, by Tenant under the Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit C to this Second Amendment and containing the terms required herein, payable in the City of San Francisco, California (or payable upon receipt of the documentation required by the bank in connection with a draw which the bank confirms in the Letter of Credit may be delivered to the bank by personal delivery, nationally recognized overnight courier or facsimile), running in favor of Landlord issued by a solvent, nationally recognized bank under the supervision of the Superintendent of Banks of the State of California, or a national banking association, in the amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00) (the “Letter of Credit Amount”). The Letter of Credit shall be issued by a commercial bank reasonably acceptable to Landlord and (1) that is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; (2) whose long-term, unsecured and unsubordinated debt obligations are rated not lower than the second highest category by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (the “Rating Agencies”) (which shall mean Aa1 from Moody’s and AA from Standard & Poor’s); and (3) which has a short term deposit rating not lower than the second highest category from the Rating Agencies (which shall mean P-1/P-2 from Moody’s and A-2 from S&P) (collectively, the “LC Issuer Requirements”). If at any time the LC Issuer Requirements are not met, or if the financial condition of such issuer changes in any other materially adverse way, as determined by Landlord in its reasonable discretion, then Tenant shall within ten (10) business days after receipt of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Section and that meets the LC Issuer Requirements (and Tenant’s failure to do so shall, notwithstanding anything in this Section to the contrary, constitute a default by Tenant under the Lease for which there shall be no notice or grace or cure periods being applicable thereto other than

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the aforesaid ten (10) business day period) and Landlord shall return the existing Letter of Credit within three (3) business days of Landlord’s receipt of the replacement Letter of Credit. Among other things, Landlord shall have the right under such circumstances to immediately, and without further notice to Tenant, present a draw under the Letter of Credit for payment and to hold the proceeds thereof. In the event the issuer of the Letter of Credit is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, the Letter of Credit shall be deemed to not meet the requirements of this Section, then Tenant shall within ten (10) business days of written notice from Landlord deliver to Landlord a replacement Letter of Credit which otherwise meets the requirements of this Section and that meets the LC Issuer Requirements (and Tenant’s failure to do so shall, notwithstanding anything in this Section or Lease to the contrary, constitute a default by Tenant under the Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) business day period); or, alternatively, Tenant shall, within such ten (10) business day period deliver cash to Landlord in the amount required above. Landlord hereby pre-approves Silicon Valley Bank as the issuer of the Letter of Credit provided that Silicon Valley Bank at all times maintains its current ratings from the Rating Agencies existing as of the date of this Second Amendment. The Letter of Credit shall be (i) at sight, irrevocable and unconditional, (ii) maintained in effect, whether through replacement, renewal or extension, for the period from the date of this Second Amendment and continuing until the date (the “LC Expiration Date”) which is ninety (90) days after the expiration date of the Expanded Premises Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) subject to the International Standby Practice (1998 Revision) International Chamber of Commerce Publication #590, (iv) fully assignable by Landlord, and (v) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same (the “Bank”)) shall be acceptable to Landlord, in Landlord’s sole but reasonable discretion, and shall provide, among other things, in effect that: (A) Landlord, or its then general partner or managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit (1) upon the presentation to the Bank of Landlord’s (or Landlord’s then general partner or managing agent’s) written statement that such amount is due to Landlord under the terms and conditions of this Lease, or (2) in the event Tenant, as applicant, shall have failed to provide to Landlord a new or renewal Letter of Credit satisfying the terms of this Lease at least thirty (30) days prior to the expiration of the Letter of Credit then held by Landlord, it being understood that if Landlord or its general partner or managing agent be a limited liability company, corporation, partnership or other entity, then such statement shall be signed by a manager or managing member (if a limited liability company), an officer (if a corporation), a general partner (if a partnership), or any authorized party (if another entity) and (B) the Letter of Credit will be honored by the Bank without inquiry as to the accuracy thereof and regardless of whether Tenant disputes the content of such statement.

(b)    Notwithstanding anything to the contrary contained herein and provided that at no time prior to such date has Tenant been in default under the Lease beyond any applicable notice and cure period, the Letter of Credit Amount shall be reduced as follows:

(i)On May 1, 2016, the Letter of Credit Amount shall be reduced to Six Hundred Forty Thousand and No/100 Dollars ($640,000.00);

(ii)On May 1, 2017, the Letter of Credit Amount shall be reduced to Four Hundred Eighty Thousand and No/100 Dollars ($480,000.00); and

(iii)On May 1, 2018, the Letter of Credit Amount shall be reduced to Three Hundred Twenty Thousand and No/100 Dollars ($320,000.00), which Letter of Credit Amount shall remain in effect for the remainder of the Term of the Lease.

(c)    The Letter of Credit shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer all or any portion of its interest in and to the Letter of Credit to another party, person or entity in connection with Landlord’s assignment of its rights and interests in and to the Lease (i.e., a sale or refinancing of the Project). In the event of a transfer of Landlord’s interest in the Project, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be

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delivered, as applicable) to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

(d)    If, as result of any application or use by Landlord of all or any part of the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 18 of the Lease, the same shall constitute an incurable default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, a renewal thereof or substitute letter of credit, as applicable, shall be delivered to Landlord not later than thirty (30) days prior to the expiration of the Letter of Credit, which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed or a substitute letter of credit is not timely received, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Section, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Section, and the proceeds of the Letter of Credit may be applied by Landlord for Tenant’s failure to fully and faithfully perform all of Tenant’s obligations under this Lease and against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any default by Tenant under this Lease beyond any applicable notice and cure period. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets, subject to any obligation of Landlord to return any unused proceeds then held by Landlord after the LC Expiration Date, provided that if prior to the LC Expiration Date, a voluntary or involuntary petition under the Federal Bankruptcy Code or for reorganization or rearrangement is filed by or against Tenant, then Landlord will not be obligated to return any such unused proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case under a final court order not subject to appeal or stay pending appeal.

(e)    Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit in the event Tenant fails to fully and faithfully perform all of Tenant’s obligations under this Lease and to compensate Landlord for all losses and damages Landlord may suffer as a result of the occurrence of any default beyond any applicable notice and cure period on the part of Tenant under this Lease and Landlord may, at any time, but without obligation to do so, and without notice, draw upon the Letter of Credit, in part or in whole, for such purposes. If Tenant shall be in default under this Lease, after any applicable notice and cure period expressly set forth in this Lease, Landlord may, but without any obligation to do so, and without notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default, including any damages that accrue upon termination of this Lease under this Lease and/or California Civil Code Section 1951.2 or any similar provision; provided, however, that if Landlord is prevented from delivering a notice of default to Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the Bankruptcy Code, then no such notice and cure period shall be required. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit; provided, however, that nothing contained in this Section shall be deemed to prohibit Tenant from challenging the validity of the amount of the draw after the draw occurs. No condition or term of this Lease shall be deemed to render the Letter of Credit

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conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner. Tenant agrees and acknowledges that Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof and that, in the event Tenant becomes a debtor under any chapter of the Federal Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the Federal Bankruptcy Code.

(f)    Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

9.Early Access to the 888 Ross Drive First Floor Premises. Tenant shall be entitled to early access to the 888 Ross Drive First Floor Premises not later than one (1) business day following the mutual execution and delivery of this Second Amendment and continuing until the Expansion Commencement Date for the sole purpose of performing the Tenant Improvements and the Building Systems Improvements (as such terms are defined in the Tenant Work Letter attached as Exhibit B to this Second Amendment) and installing wiring, cabling, furniture, fixtures and equipment and other items of personal property useful in the operation of Tenant’s business in the 888 Ross Drive First Floor Premises and otherwise preparing the 888 Ross Drive First Floor Premises for occupancy; provided, however, that such early access shall not materially interfere with Landlord’s performance of the Landlord’s Work and that Tenant complies with all of the terms and conditions of the Lease, as amended by this Second Amendment, except for the obligation to pay Rent with respect to the 888 Ross Drive First Floor Premises. Notwithstanding the foregoing, Tenant shall not be entitled to early access until Tenant has delivered evidence of liability and property insurance coverage covering the 888 Ross Drive First Floor Premises in accordance with the terms of the Lease. Prior to Tenant’s entry into the 888 Ross Drive First Floor Premises before the completion of the Landlord’s Work as permitted by the terms of this Section, Tenant shall submit a schedule to Landlord and Landlord’s contractor, for their approval, which approval shall not be unreasonably withheld, conditioned or delayed, which schedule shall detail the timing and purpose of Tenant’s entry. Landlord may withhold its approval of any entry if Landlord reasonably believes that such entry will delay the completion of the Landlord’s Work, but only for the period reasonably necessary to complete the portion of the Landlord’s Work that Landlord reasonably believes will be delayed by Tenant’s entry. Landlord and Tenant shall each cause their respective general contractor and/or subcontractors for the Landlord's Work and Tenant Improvements to cooperate with each other: (i) in facilitating the mutual access to the Premises during the performance of the work; and (ii) in coordinating the timing of the stages of the Landlord's Work and the Tenant Improvements so as to facilitate the completion on a timely basis. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the 888 Ross Drive First Floor Premises, the 888 Ross Drive Building or the Park and against injury to any persons to the extent caused by Tenant’s actions pursuant to this Section.

10.Option to Extend Lease Term. Tenant shall have one (1) option (the “Option”) to extend the term of the Lease for a period of five (5) years (the “Option Term”) for the entire Expanded Premises, which Option shall be exercisable by written notice delivered by Tenant to Landlord as provided in subsection (a) below, provided that Tenant has not been in default under the Lease beyond any applicable notice and cure period at any time prior to the date of delivery of such notice. The Option is personal to the originally named Tenant in the Lease (the “Original Tenant”) and any Affiliate and shall be exercisable by Original Tenant or any Affiliate only if Original Tenant and/or any Affiliate is in possession of one hundred percent (100%) of the Premises.

(a)    Exercise of Option. The Option may be exercised by Tenant, if at all, by delivering written notice (the “Option Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Expanded Premises Term stating that Tenant is exercising the Option. Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days of

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Landlord’s receipt of the Option Notice setting forth the “Option Rent,” as that term is defined in subsection (b) below, which shall be applicable to the Lease during the Option Term. On or before the date ten (10) business days after Tenant’s receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice by delivering written notice thereof to Landlord, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in subsection (c) below. If Tenant does not so object within such ten (10) business day period, the Option Rent applicable during the Option Term shall be the amount set forth in the Option Rent Notice.

(b)    Option Rent. The monthly Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to one hundred percent (100%) of the prevailing annual market rental value for comparable space located in the geographical vicinity of the Expanded Premises taking into consideration all relevant factors, including length of term, the uses permitted under the Lease, the quality, size, design and location of the Expanded Premises, and the monthly base rent paid by tenants for premises comparable to the Expanded Premises, and located in the competitive market area of the Expanded Premises (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations and other concessions being granted, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity space in comparable buildings for a comparable term, all as reasonably determined by Landlord.

(c)    Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following the date of Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant may give written notice (“Appraisal Notice”) to Landlord on or before the Outside Agreement Date that Tenant desires to have the Option Rent determined by appraisal pursuant to the procedures set forth in subsections (i) through (iv) below. If Tenant does not deliver an Appraisal Notice to Landlord on or before the Outside Agreement Date, the Option Rent applicable during the Option Term shall be the amount set forth in the Option Rent Notice.

(i)    Within ten (10) days after Landlord’s receipt of the Appraisal Notice in accordance with this Section, Landlord and Tenant shall agree upon a list of three (3) independent, unaffiliated real estate appraisers with at least five (5) years’ full-time experience appraising commercial properties within ten (10) miles of the Expanded Premises. Within five (5) days after agreement upon the list of appraisers, Landlord and Tenant shall meet and each shall have the right to disqualify one (1) of the appraisers until only one (1) appraiser (the “Appraiser”) has not been disqualified by either Landlord or Tenant.

(ii)    Within fifteen (15) days after the appointment of the Appraiser, the parties shall each submit their determination of the Option Rent to the Appraiser and the Appraiser shall independently determine the Option Rent. The Option Rent shall equal the Option Rent submitted by Landlord or Tenant that is closest to the Option Rent determined by the Appraiser. The Appraiser shall not divulge to Landlord or Tenant the Option Rent determined by the Appraiser until both parties instruct it to do so in writing. The determination of the Appraiser in accordance with this Section shall be final and binding on the parties and a judgment may be rendered thereon in a court of competent jurisdiction.

(iii)    If the parties fail to select the three (3) qualified appraisers or the Appraiser, either Landlord or Tenant by giving ten (10) days’ notice to the other party, can apply to the American Arbitration Association office in the county in which the Premises is located for the selection of the Appraiser who meets the qualifications stated in this Section.

(iv)    The cost of arbitration shall be paid by Landlord and Tenant equally.

During the period requiring the adjustment of monthly Base Rent to Option Rent, Tenant shall continue to pay, as monthly Base Rent pending such determination, the monthly Base Rent in effect for the Expanded Premises immediately prior to such adjustment; provided, however, that within thirty (30) days after the

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determination of the Option Rent, Tenant shall pay Landlord the difference between the amount of monthly Base Rent Tenant actually paid and Option Rent.

11.Right of First Opportunity to Lease. Subject to any rights granted to other tenants or occupants at the Project prior to the date of this Second Amendment (including any tenant’s renewal of an existing lease at the Project, whether or not such tenant has an express right to renew), and provided that Tenant is not in default under the Lease beyond any applicable notice and cure period, the Original Tenant shall have a continuing right (“First Offer Lease Right”) to lease any available space within the other building located on the Project commonly known as 894 Ross Drive (“First Offer Space”) each time any First Offer Space comes available for lease at any time during the period commencing on the date of this Second Amendment and expiring at the expiration of the Expanded Premises Term (the “Exercise Period”). The First Offer Lease Right shall be exercisable by the Original Tenant or any Affiliate only if the Original Tenant or any Affiliate is in possession of one hundred percent (100%) of the Expanded Premises. During the Exercise Period, Landlord shall give Tenant a one-time written notice (“Offer Notice”) of the availability of any First Offer Space, which Offer Notice shall include a site plan identifying such First Offer Space and a summary of the economic terms for which Landlord is willing to enter into a lease of such First Offer Space for a term equal to the greater of (a) a term that is coterminous with the Expanded Premises Term, as such may be extended by exercise of the Option, and (b) two (2) years. The parties acknowledge and agree that except with respect to such economic terms, all of the terms and provisions of the Lease shall apply to any lease by Tenant of any First Offer Space. Upon receipt by Tenant of the Offer Notice, if Tenant desires to lease such First Offer Space but objects to the economic terms set forth in the Offer Notice, Landlord and Tenant shall negotiate in good faith in an attempt to reach an agreement with respect to the terms of a lease of such First Offer Space within ten (10) days after Landlord’s delivery of the Offer Notice. If Landlord and Tenant fail to reach agreement on the terms of Tenant’s lease of such First Offer Space within the ten (10) day period, Landlord shall thereafter be free to lease such space to any third party on such terms and conditions that Landlord deems appropriate in its sole and absolute discretion and Tenant shall have no further option to lease or right to receive any notice of any proposed lease with respect to such First Offer Space until such First Offer Space subsequently becomes available for lease during the Exercise Period.

12.Subordination, Non-Disturbance and Attornment Agreement. Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) from any lender currently holding an encumbrance against the Project on such lender’s standard form SNDA. Tenant shall pay all costs and expenses associated with obtaining an SNDA.

13.Inspection by a CASp in Accordance with Civil Code § 1938. Pursuant to California Civil Code Section 1938, Landlord is required to inform Tenant whether the Expanded Premises has undergone inspection by a Certified Access Specialist (“CASp”) to determine whether the Expanded Premises meets all applicable construction-related accessibility standards pursuant to Section 55.53 of the California Civil Code. Landlord hereby informs Tenant that the Expanded Premises has not been so inspected by a CASp. Tenant hereby waives any and all rights under and benefits of California Civil Code Section 1938 and acknowledges that the Original Premises, the 888 Ross Drive First Floor Premises and the Project have not undergone inspection by a CASp.

14.Landlord’s Repair and Maintenance Obligations. Effective as of the Expansion Commencement Date, subsections (b)(ii) and (b)(iii) of Section 11.3 of the Original Lease are hereby deleted in their entirety and of no further force or effect. In addition, effective as of the date of the Substantial Completion of the HVAC Work, Tenant’s self help rights with respect to the large “box car” air conditioning unit set forth in Section 11.5 of the Original Lease are hereby deleted in their entirety and of no further force or effect.

15.Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) to the best of Tenant’s actual knowledge, Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is holding a Security Deposit in the amount of $85,488.70 under the Lease (as increased pursuant to Section 8 above), and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by

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Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

16.Brokers. Landlord and Tenant each hereby represents and warrants to the other party that such party has not entered into any agreement or taken any other action which might result in any obligation on the part of the other party to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, other than to Colliers International, Cornish & Carey Commercial and Jones Lang LaSalle, and each party agrees to indemnify and hold the other party harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by such party by reason of any breach or inaccuracy of such representation or warranty.

17.Landlord’s Address for Payment of Rent. Landlord’s address for payment of Rent under the Lease is hereby amended as follows:

Rent Address:	Hines VAF No Cal Properties LP
PO Box 742247
Los Angeles, CA 90074-2247

18.Landlord’s Address for Notices. The “Landlord’s Address” as defined in the Basic Lease Information of the Original Lease and for all other purposes under the Lease (except for payment of rent as provided in Section 17 above) is hereby amended as follows:

Notice Address:	HINES VAF NO CAL PROPERTIES, L.P.
c/o Hines Interests Limited Partnership
2479 E. Bayshore Road, Suite 265
Palo Alto, CA 94303
Attn: Property Manager

With a copy to:

HINES VAF NO CAL PROPERTIES, L.P.
c/o Hines Interests Limited Partnership
101 California Street, Suite 1000
San Francisco, CA 94111
Attn: Thomas Kruggel

19.Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in the Lease (as hereby amended) to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord under the Lease, as hereby amended, (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Project (including all rents, issues, profits and proceeds therefrom), and neither Landlord, nor any of its constituent partners or members, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom. Nothing in this Section shall be deemed to modify the provisions of the last sentence of Section 12 of the Original Lease.

20.Ratification. Section 36 of the Original Lease and Addendum 1 to the Original Lease are hereby deleted in their entirety and of no further force or effect. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

21.Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such

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action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

22.Submission. Submission of this Second Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Landlord and Tenant.

23.Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

HINES VAF NO CAL PROPERTIES, L.P.,
a Delaware limited partnership

By:    Hines VAF No Cal Properties GP LLC,
its general partner

By:    Hines VAF No Cal Mezz, L.P.,
its sole member

By:    Hines VAF No Cal Mezz GP LLC,
its general partner

By:    Hines VAF Northern California, L.P.,
its sole member

By:    Hines VAF Northern California GP LLC, its general partner

By:    /s/ JAMES C. BUIE
Name:    James C. Buie
Title:    Executive Vice President

“Tenant”

PROOFPOINT, INC.,
a Delaware corporation

By:    /S/ MARLISE RICCI
Name:    MARLISE RICCI
Title:    VP, CORPORATE CONTROLLER

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EXHIBIT A

SITE PLAN OF 888 ROSS DRIVE FIRST FLOOR PREMISES

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EXHIBIT B

TENANT WORK LETTER
(Tenant Constructs)

This exhibit, entitled “Tenant Work Letter”, is and shall constitute Exhibit B to that certain Second Amendment to Lease Agreement dated January 24, 2014 (the “Second Amendment”), by and between HINES VAF NO CAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”), and PROOFPOINT, INC., a Delaware corporation (“Tenant”), for the leasing of certain premises located at 888 Ross Drive and 892 Ross Drive, Sunnyvale, California (the “Expanded Premises”). The terms, conditions and provisions of this Exhibit B are hereby incorporated into and are made a part of the Second Amendment. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Second Amendment.

1.    Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the interior tenant improvements (“Tenant Improvements”) to the Expanded Premises in accordance with the terms and conditions of this Exhibit B. The Tenant Improvements shall not include any of Tenant’s personal property, trade fixtures, furnishings, equipment or similar items.

2.    Tenant Improvement Plans.

A.    Preliminary Plans and Specifications. Following the execution of the Second Amendment, Tenant shall retain a licensed and insured architect (“Architect”), approved by Landlord or from a list of architects pre-approved by Landlord, to prepare preliminary working architectural and engineering plans and specifications (“Preliminary Plans and Specifications”) for the Tenant Improvements. Tenant shall deliver the Preliminary Plans and Specifications to Landlord. The Preliminary Plans and Specifications shall be in sufficient detail to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, lighting fixtures and related power, and electrical and telephone switches. Landlord shall reasonably approve or disapprove the Preliminary Plans and Specifications within ten (10) days after Landlord receives the Preliminary Plans and Specifications and, if disapproved, Landlord shall return the Preliminary Plans and Specifications to Tenant, who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. Representatives of both parties shall promptly make themselves available to discuss and resolve any such comments or revisions, and such documents shall promptly be revised by Tenant to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters. This procedure shall be repeated until Landlord approves the Preliminary Plans and Specifications. The approved Preliminary Plans and Specifications, as modified, shall be deemed the “Final Preliminary Plans and Specifications”.

B.    Final Plans and Specifications. After the Final Preliminary Plans and Specifications are approved by Landlord and are deemed to be the Final Preliminary Plans and Specifications, Tenant shall cause the Architect to prepare in twenty (20) days following Landlord’s approval of the Final Preliminary Plans and Specifications the final working architectural and engineering plans, specifications and drawings, (“Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within seven (7) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall return the Final Plans and Specifications to Tenant who shall make all necessary revisions within fifteen (15) days after Tenant’s receipt thereof. Representatives of both parties shall promptly make themselves available to discuss and resolve any such comments or revisions, and such documents shall promptly be revised by Tenant to incorporate any agreed upon changes. In the event the parties cannot reach agreement and resolve all disputed matters relating to any such documents, the parties shall promptly meet and confer and negotiate in good faith to reach agreement on any disputed matters. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”.

C.    Miscellaneous. All deliveries of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, Landlord’s interest in doing so is to protect the Expanded Premises, the 888 Ross Drive Building, the 892 Ross Drive Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, or the compliance thereof with applicable laws, and Landlord shall incur no liability of any kind by reason of granting such approvals. At the time of requesting

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Landlord’s approval of the Tenant Improvements, Tenant shall request whether the Tenant Improvements shall be required to be removed at the expiration or earlier termination of the Lease. Unless Tenant so requests and Landlord agrees in writing that all or a portion of such Tenant Improvements shall not be required to be removed, Tenant shall be obligated to remove the Tenant Improvements at the expiration or earlier termination of the Lease.

D.    Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord's building standard materials, quantities and procedures then in use by Landlord ("Building Standards") attached hereto as Exhibit B-2, and shall consist of improvements which are generic in nature.

E.    Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.

3.    Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all statutes, laws, ordinances, codes, rules, and regulations applicable to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Expanded Premises, the 888 Ross Drive Building and/or the 892 Ross Drive Building.

4.    Construction.

A.    Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

B.    Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall employ a licensed, insured and bonded general contractor (“Contractor”), approved by Landlord or from a list of contractors pre-approved by Landlord, to construct the Tenant Improvements in accordance with the Construction Documents. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit B-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit B-1. All subcontractors shall be subject to Landlord’s prior approval.

C.    Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i)    An estimated budget and cost breakdown for the Tenant Improvements.

(ii)    Estimated completion schedule for the Tenant Improvements.

(iii)    Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements; provided, however, if prior to commencement of the construction and installation of Tenant Improvements Tenant has not received the electrical, plumbing or mechanical permits, Tenant shall only be required to provide Landlord with evidence that Tenant has made application therefor, and, upon receipt by Tenant of such permits, Tenant shall promptly provide Landlord with copies thereof.

(iv)    Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

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D.    Landlord shall at all reasonable times have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if, in Landlord’s reasonable judgment, the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E.    Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F.    Tenant acknowledges and agrees that the agreements and covenants of Tenant in Sections 9 and 10 of the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements.

G.    Tenant shall maintain, and cause to be maintained (or cause its contractors and subcontractors to maintain), during the construction of the Tenant Improvements, at its or their sole cost and expense, insurance of the types and in the amounts specified in Exhibit B-1 and in Section 12 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.

H.    No materials, equipment or fixtures shall be delivered to or installed upon the Expanded Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I.    Landlord reserves the right to establish reasonable rules and regulations for the use of the 888 Ross Drive Building and the 892 Ross Drive Building during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean‑up of construction related debris.

J.    Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i)    Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of Sunnyvale to the extent required by the City of Sunnyvale.

(ii)    A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

(iii)    A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv)    Final and unconditional mechanic’s lien waivers for all the Tenant Improvements.

(v)    A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the county of Santa Clara, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi)    A true and complete copy of all as-built plans and drawings for the Tenant Improvements.

5.    Tenant Improvement Allowance.

A.    Subject to Tenant’s compliance with the provisions of this Exhibit B, Landlord shall provide to Tenant an allowance in the amount of up to Seven and 50/100 Dollars and ($7.50) per rentable square foot of the Expanded Premises or $716,677.50 (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements

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and for no other purpose. Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit B. In addition, Landlord shall provide to Tenant an allowance in the amount of up to Two and 50/100 Dollars and ($2.50) per rentable square foot of the Expanded Premises or $238,892.50 (the “Building Systems Allowance”) to pay for the cost of replacing and/or upgrading all VAV boxes and associated ductwork in the 888 Ross Drive Building and the 892 Ross Drive Building and certain other replacements or improvements to the building systems serving the 888 Ross Drive Building and/or 892 Ross Drive Building mutually approved by Landlord and Tenant (collectively, the “Building Systems Improvements”) and for no other purpose. The Tenant Improvement Allowance and the Building Systems Allowance are sometimes collectively referred to herein as the “Allowances.” Landlord shall have no obligation to disburse all or any portion of the Allowances to Tenant unless Tenant makes a progress payment request pursuant to the terms and conditions of Section 5.B. below after the date of the Second Amendment but prior to that date which is twelve (12) months after the Expansion Commencement Date (as such term is defined in the Second Amendment). The Tenant Improvements shall be constructed after the mutual execution and delivery of the Second Amendment. The costs to be paid out of (a) the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements (the “Tenant Improvement Costs”), and (b) the Building Systems Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Building Systems Improvements (the “Building Systems Costs”), including all of the following as such items relate to the Tenant Improvement Costs or Building Systems Costs:

(i)    All costs of the Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

(ii)    All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii)    All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv)    All direct and indirect costs of procuring, constructing and installing the Tenant Improvements or the Building Systems Improvements, as applicable, in the Expanded Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements or the Building Systems Improvements, as applicable; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v)    All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements or the Building Systems Improvements, as applicable, following Tenant’s and Landlord’s approval of the Construction Documents;

(vi)    Utility connection fees;

(vii)    Inspection fees and filing fees payable to local governmental authorities, if any; and

(viii)All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation.

The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs and the Building Systems Allowance shall be the maximum contribution by Landlord for the Building Systems Costs, and the disbursement of the Tenant Improvement Allowance and the Building Systems Allowance are subject to the terms contained hereinbelow.

B.    Subject to Section 5.A. above, Landlord will make payments to Tenant from the Tenant Improvement Allowance and the Building Systems Allowance to reimburse Tenant for Tenant Improvement Costs and the Building Systems Costs, as applicable, paid or incurred by Tenant. Payment of the Tenant Improvement Allowance and the Building System Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen for all work other than that being paid by the current progress

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payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance and/or the Building Systems Allowance, as applicable, to pay for such work; and (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used, and Landlord or Landlord’s agents shall have had the opportunity at reasonable times to conduct any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord. Within thirty (30) days from the satisfaction of the conditions set forth in the immediately preceding sentence, Landlord shall request from its lender disbursement of the Tenant Improvement Allowance and Building System Allowance progress payments and shall diligently pursue the release of such funds in a timely manner. Landlord shall make such progress payments to Tenant within ten (10) business days of Landlord’s receipt of such funds. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance, Building Systems Allowance or of any Tenant Improvement Allowance or Building Systems Allowance progress payment until the lien-free expiration of the time for filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant or the Contractor or any subcontractor in connection with the construction and installation of the Tenant Improvements.

C.    Landlord shall not be obligated to pay any Tenant Improvement Allowance or Building Systems Allowance progress payment or the Tenant Improvement Allowance retention or Building Systems Allowance retention if on the date Tenant is entitled to receive the Tenant Improvement Allowance or Building System Allowance progress payment or the Tenant Improvement Allowance retention or Building Systems Allowance retention a default under the Lease then exists. Such payments shall resume upon Tenant curing any such default within the time periods which may be provided for in the Lease.

D.    Should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost. Should the total cost of constructing the Building Systems Improvements be less than the Building Systems Allowance, the Building Systems Allowance shall be automatically reduced to the amount equal to said actual cost.

6.    Termination. If the Lease is terminated prior to the date on which the Tenant Improvements or Building Systems Improvements are completed, for any reason due to the default of Tenant hereunder beyond any applicable notice and cure period, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within thirty (30) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements and the Building Systems Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

7.    Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit B, are hereby incorporated herein by reference, and specifically including all of the provisions of Section 29 of the Lease. In the event of any conflict between the terms of the Lease and this Exhibit B, the terms of this Exhibit B shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same beyond any applicable notice and cure period, Landlord shall have all rights and remedies available to it as provided for in the Lease.

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Exhibit B, Page 5

EXHIBIT 10.06

Exhibit B-1
Construction Insurance Requirements

Before commencing work, the contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A.    Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B.    Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and
Personal Injury Liability        $2,000,000/each occurrence
$3,000,000/aggregate

*    Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.

Coverage should include protection for Explosion, Collapse and Underground Damage.

C.    Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property        $1,000,000/each occurrence
Damage Liability            $2,000,000/aggregate

This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D.    Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E.    Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. To the extent necessary, Tenant will provide Builders Risk Insurance on all accepted and installed materials.

All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) shall endeavor to provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000

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EXHIBIT 10.06

per occurrence, (4) contain a waiver of subrogation clause in favor of Landlord, and (5) comply with the requirements of Sections 12.2, 12.3 and 12.4 of the Lease to the extent such requirements are applicable.

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Exhibit B-1, Page 2

EXHIBIT 10.06

Exhibit B-2
Building Standards

[Attached]

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Exhibit B-2, Page 1

EXHIBIT 10.06

EXHIBIT C

LETTER OF CREDIT FORM

(Letterhead of a bank
acceptable to Lessor)

IRREVOCABLE STANDBY LETTER OF CREDIT

________________, 2014 Beneficiary: [LANDLORD ENTITY AND ADDRESS] ______________________________ ______________________________ ______________________________
Our irrevocable standby Letter of Credit:
No. _____________________________
Applicant:
______________________________
Amount: Exactly USD $800,000.00
(Eight Hundred Thousand and No/100 Dollars)
Final Date of Expiration: April 30, 2020

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No. ______________ in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $800,000.00.

This Letter of Credit is available with us at our above office (or upon receipt of the documentation required by us by nationally recognized overnight courier or facsimile) by presentation of your draft drawn on us at sight bearing the clause: “Drawn under ______________ [INSERT NAME OF BANK] Letter of Credit No. ______________” and accompanied by the following:

1.    Beneficiary’s signed certification purportedly signed by an authorized officer or agent stating:

(A)    “ Beneficiary, as lessor, is now entitled to draw upon this Letter of Credit pursuant to the terms and conditions of that certain Lease Agreement dated March 28, 2011, as amended, for premises located at 888 Ross Drive and 892 Ross Drive, Sunnyvale, California”; or

(B)    “The Bank has notified us that this Letter of Credit will not be extended beyond the current expiration date of this Letter of Credit and Applicant has not delivered to Beneficiary at least thirty (30) days prior to the current expiration of this Letter of Credit a replacement Letter of Credit satisfactory to Beneficiary.”

2.    The original of this Letter of Credit.

Special conditions:

Partial draws under this Letter of Credit are permitted. Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on April 30, 2020.

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond
April 30, 2020 which shall be the final expiration date of this Letter of Credit, unless, at least thirty (30) days prior to the then current expiration date we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us of the documents described in Paragraph 1 above on or before the expiration date of this Letter of Credit, without inquiry as to the accuracy thereof and regardless of whether Applicant disputes the content of any such documents or certifications.

This Letter of Credit is transferable and any such transfer may be effected by us, provided that you deliver to us your written request for transfer in form and substance reasonably satisfactory to us. Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such

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Exhibit C, Page 1

EXHIBIT 10.06

transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to the Lease. The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this documentary credit is subject to the International Standby Practice (1998 Revision), International Chamber Of Commerce Publication No. 590.

By:

Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

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Exhibit C, Page 2